News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

July 31, 2013
(N)
NYSE:STR
13-12

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR REPORTS SECOND-QUARTER 2013 EARNINGS OF $39.4 MILLION
Wexpro acquires additional Vermillion working interest
Southern Trails strategy announced

SALT LAKE CITY - Questar Corporation (NYSE:STR) reported second-quarter net income of $39.4 million, or $0.22 per diluted share compared to second-quarter 2012 net income of $39.2 million, or $0.22 per diluted share. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the quarter were up 1% to $122.7 million compared to $121.2 million in the year-ago period. Return on average common equity (ROE) was 19.5% for the 12 months ended June 30, 2013, compared to 19.6% for the same period in 2012.

NET INCOME (LOSS) BY SUBSIDIARY

	3 Months Ended June 30,
	2013	2012	Change
	(in millions, except earnings per share)
Questar Gas	$(1.2)	$(2.3)	$1.1	48%
Wexpro	28.4	25.8	2.6	10%
Questar Pipeline	14.5	16.1	(1.6)	(10%)
Corporate and other	(2.3)	(0.4)	(1.9)	NM
Total net income	$39.4	$39.2	$0.2	1%
Earnings per diluted share	$0.22	$0.22	$—	—%
Average diluted shares	176.3	178.3	(2.0)	(1%)

ADJUSTED EBITDA BY SUBSIDIARY(a)

	3 Months Ended June 30,
	2013	2012	Change
	(in millions)
Questar Gas	$15.9	$14.5	$1.4	10%
Wexpro	63.0	59.6	3.4	6%
Questar Pipeline	43.5	45.4	(1.9)	(4%)
Corporate and other	0.3	1.7	(1.4)	(82%)
Total Adjusted EBITDA	$122.7	$121.2	$1.5	1%
(a) Management defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, gains and losses from asset sales, abandonments and impairments, and other special items. See computations on the last page of the attached financial statements.

“I am pleased to report that Questar's performance for the quarter was on pace with last year's second quarter performance and in line with our 2013 earnings guidance,” said Ronald W. Jibson, Questar chairman, president and CEO. “Questar Gas posted a small seasonal net loss, typical for the second quarter and slightly lower than last year's loss for the period. Wexpro posted a 10% increase in net income while Questar Pipeline's income was down 10% compared to the second quarter of 2012. Adjusted EBITDA in the second quarter of 2013 was about $123 million, up 1% from the same quarter in 2012.”
“I am also pleased to confirm progress on two of our major 2013 initiatives. First, Wexpro has entered into a definitive agreement to acquire additional working interest within the Vermillion Basin, where we currently develop low-cost reserves for our utility customers. And second, Questar Pipeline is moving forward on the Southern Trails pipeline project to obtain the greatest value from the pipeline for shareholders. Both initiatives offer significant growth opportunities for Questar.”
Recent highlights include:

•	Questar Gas invested about $16 million in its infrastructure-replacement program in the quarter and $26 million in the first half of 2013.

•	Questar Gas's customer growth rate increased to 1.5% over the past year, up from 1.2% a year ago.

•	Questar Gas filed a general rate case with the Utah Public Service Commission on July 1st, requesting a modest revenue increase and continuation of its currently authorized ROE.

•	Questar Gas priced $150 million of 30-year and 35-year maturity private placement notes to be issued on a delayed-draw basis in December 2013 at an average coupon rate of 4.80%.

•	Wexpro's investment base grew by 6% over the past 12 months to $546.9 million, up from $517.7 million last year.

•
Wexpro announced a $106 million acquisition of natural gas properties in western Wyoming and will submit those properties to Utah and Wyoming regulators for inclusion under the recently approved Wexpro II Agreement.

•	Questar Pipeline completed the second phase of the strategic review of its Southern Trails pipeline assets resulting in new development options for the eastern and western segments of the pipeline.

•	Questar Fueling continues to develop CNG refueling stations in Houston (Texas), Topeka (Kan.) and Killingly (Conn.), with the Houston location expected to be operational by September 2013.
Questar Gas
Questar Gas reported a seasonal net loss of $1.2 million, typical for the second quarter, and generated $15.9 million of Adjusted EBITDA compared to a net loss of $2.3 million and Adjusted EBITDA of $14.5 million for the 2012 quarter. On a financial basis, Questar Gas earned a 10.5% ROE for the 12 months ended June 30, 2013. Questar Gas, because of the seasonal nature of its business, usually reports losses in the second and third quarters of each year. Changes in Questar Gas margin (revenues less cost of gas sold) are summarized below:

CHANGE IN QUESTAR GAS MARGIN

3 Months Ended June 30, 2013 vs. 2012
(in millions)
Customer growth	$0.7
Customers switching to transportation	0.3
Infrastructure-replacement cost recovery	1.1
Demand-side-management cost recovery	(2.0)
Recovery of gas-cost portion of bad-debt costs	0.3
Alternative fuel tax credit and other	0.6
Increase	$1.0

As of June 30, Questar Gas served over 938,300 customers, an increase of over 14,000 customers, or 1.5% over the past 12 months. This compares to 1.2% growth the prior year. Customer growth has continued to accelerate over the past few years. New customers increased margin by about $0.7 million for the quarter. Changes in margin from demand-side-management (DSM) cost-recovery revenues are offset by equivalent changes in the program's expenses. Combined operating and maintenance (O&M) and general and administrative (G&A) expenses, excluding DSM costs, were up 4% to about $74 per customer for the six months ended June 30, 2013, compared to $71 a year earlier. The increase was primarily due to higher employee, corporate allocated and bad-debt costs.
Questar Gas's ongoing multi-year infrastructure-upgrade program continues with its focus now shifted to replacing older high-pressure large-diameter steel pipe in less populated areas, having moved from the more urban focus of recent years. In the first half of 2013, Questar Gas invested about $25.5 million under this program and expects to spend about $55 million for all of 2013 and a similar amount annually for several more years. Expenditures under this program are recovered under an infrastructure-cost-tracking mechanism approved by Utah regulators in 2010, enabling timely inclusion in rate base. Questar Gas recognized about $1.1 million of increased margin under this tracker mechanism in the second quarter and $4.6 million in the first half of 2013. This cost-tracking mechanism will be reviewed by Utah regulators as part of the general rate case filed with the Utah Public Service Commission on July 1st. In the rate case filing, Questar Gas requested a $19 million increase in revenues and a continuation of its 10.35% authorized return on equity. A decision on the case is expected in the first quarter of 2014.
Wexpro
Wexpro grew second-quarter 2013 net income 10% to $28.4 million, compared to $25.8 million in the second quarter of 2012. Adjusted EBITDA grew 6% to $63.0 million in the current quarter versus $59.6 million a year earlier. Wexpro earned a 19.9% after-tax return on its average investment base for the 12 months ended June 30, 2013. Wexpro's investment base at quarter end was $546.9 million, 6% higher than the 2012 quarter end. Revenues from oil and natural gas liquids (NGL) sales increased 4% in the quarter compared to the same period in 2012. Under the terms of the 1981 Wexpro Agreement between Wexpro and the states of Utah and Wyoming, Wexpro recovers its costs and earns an unlevered after-tax return of approximately 20% on its average investment base. Oil and NGL revenues are shared with Questar Gas customers. Wexpro's efficient operations have resulted in low finding costs and a cost-of-service gas price on new production that is competitive with market prices. Wexpro's natural gas production provides more than half of the annual gas-supply requirements of Questar Gas. Wexpro's investment base changes are summarized below:

CHANGE IN WEXPRO INVESTMENT BASE

12 Months Ended June 30, 2013
(in millions)
Beginning investment base	$517.7
Successful development wells	120.2
Depreciation, depletion and amortization	(76.0)
Change in deferred taxes	(15.0)
Ending investment base	$546.9

Wexpro acquisition
This week, Questar announced that its Wexpro subsidiary entered into a definitive agreement to acquire an additional working interest in the Trail Unit of the Vermillion Basin in western Wyoming for about $106 million. This is essentially a “bolt-on” to Wexpro's current assets in the Trail Unit. Wexpro estimates that the acquisition could add about 118 billion cubic feet equivalent (Bcfe) of net proved natural gas reserves, about 45% of which (53 Bcfe) are proved-developed. Proved plus probable and possible reserves attributable to the properties are estimated at 195 Bcfe. In addition to 78 producing wells, Wexpro identified 172 additional well locations for future development. Under the terms of the recently signed Wexpro II Agreement, all Wexpro property acquisitions within the footprint of the original Wexpro Agreement assets must be offered to the public service commissions of Utah and Wyoming for inclusion as “cost-of-service” properties benefitting Questar's utility customers.
“We are excited to add this acquisition to our portfolio,” said Jibson. “It is in the heart of our operations and adds value to one of our premier assets. This purchase offers the potential to significantly add to the low-cost gas supplies available to our Utah and Wyoming customers for years to come.” The transaction is expected to close by the end of August.
Questar Pipeline
Questar Pipeline reported second-quarter 2013 net income of $14.5 million, down 10% from $16.1 million a year ago. Questar Pipeline generated $43.5 million of Adjusted EBITDA in the quarter and earned a 10.3% ROE for the 12 months ended June 30, 2013. Lower NGL revenue in the quarter was the most significant contributor to the drop in net income. NGL revenues were down 49% in the second quarter of 2013 compared to the prior-year period, reflecting both lower NGL sales volumes and lower prices. Depreciation and amortization expenses were up 4% in the quarter, reflecting higher property, plant and equipment levels compared to the 2012 period.

Combined O&M and G&A costs were down 9% for the recent quarter when compared to the same quarter in 2012 reflecting lower maintenance and processing costs. These lower costs resulted in O&M and G&A expenses of $0.09 per decatherm transported, compared to $0.10 per decatherm transported in the second quarter of 2012. A summary of changes in Questar Pipeline revenues is provided below:

CHANGE IN QUESTAR PIPELINE REVENUES

3 Months Ended June 30, 2013 vs. 2012
(in millions)
Transportation	$(0.7)
Storage	(0.4)
NGL sales - transportation	(0.2)
NGL sales - field services	(1.8)
Gathering and processing	(0.3)
Energy services	(0.2)
Other	(0.1)
Decrease	$(3.7)

At June 30, Questar Pipeline held net firm-transportation contracts totaling 5,028 thousand decatherms (Mdth) per day, up 1% from 4,969 Mdth per day at June 30, 2012. The decrease in transportation revenues for the second quarter of 2013 was driven by a renewed contract on Southern Trails Pipeline at a reduced rate and the transition to summer volumes for Questar Gas's seasonal transportation contract. New contracts from a Uinta Basin liquid project partially offset these decreases.
Questar Pipeline Announces Southern Trails Pipeline Strategy
Questar Pipeline has entered into an agreement with an affiliate of Spectra Energy Corp to evaluate the potential conversion of the western portion of the Southern Trails pipeline to crude oil service. If market conditions and economics enable the project to move forward, the project could be in service by late 2015.
Additionally, on Southern Trails' eastern end, Questar Pipeline is in confidential discussions with undisclosed parties, one of whom has signed a letter of intent to purchase or contract for the full capacity of Southern Trails' eastern segment beginning in 2016. Discussions with those parties are continuing.

Corporate and other
Corporate and other operations reported a net loss of $2.3 million in the second quarter of 2013, compared to a net loss of $0.4 million in the second quarter of 2012. The variance was driven primarily by higher estimated state income taxes due to state tax law changes, higher mark-to-market valuations on deferred compensation and start-up costs at Questar Fueling Company.
Outlook
    Questar management maintained its 2013 guidance range for earnings of $1.12 to $1.20 per diluted share, unchanged from previously provided guidance. “While pleased that Questar is performing in line with our expectations and guidance,” Jibson said, “our goal is to continue to find ways to exceed expectations, yours and ours. With the Wexpro acquisition, Southern Trails developments, Questar Fueling and other opportunities, we hope to do exactly that. We want to be the stock that you can count on to provide steady growth in earnings, share price and dividends at appropriate risk.”
Second-quarter 2013 earnings teleconference
Questar management will discuss second-quarter 2013 results and the outlook for the remainder of 2013 in a conference call with investors Thursday, August 1, beginning at 9:30 a.m. ET. The call can be accessed on the company website at www.questar.com.

About Questar Corporation

Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5.5 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in energy commodity prices;

•	changes in industry trends;

•	changes in laws or regulations; and

•	other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

# # #

For more information, visit Questar's website at www.questar.com.

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		6 Months Ended		12 Months Ended
	June 30,		June 30,		June 30,
	2013	2012	2013	2012	2013	2012
	(in millions, except per-share amounts)
REVENUES
Questar Gas	$140.1	$130.2	$558.4	$496.2	$921.9	$883.8
Wexpro	8.5	8.1	18.8	17.3	37.6	32.6
Questar Pipeline	47.0	50.1	95.3	100.6	197.8	199.2
Total Revenues	195.6	188.4	672.5	614.1	1,157.3	1,115.6

OPERATING EXPENSES
Cost of sales (excluding operating expenses shown separately)	(7.3)	(11.5)	192.4	141.2	243.5	221.6
Operating and maintenance	37.6	39.7	85.8	96.4	170.2	181.1
General and administrative	32.0	29.9	65.8	59.0	127.6	117.7
Retirement incentive	—	—	—	—	4.9	—
Production and other taxes	14.7	12.6	30.0	26.9	51.0	52.7
Depreciation, depletion and amortization	47.5	45.5	96.0	89.7	187.9	171.3
Total Operating Expenses	124.5	116.2	470.0	413.2	785.1	744.4
Net gain from asset sales	0.1	0.4	0.1	2.6	2.6	2.7
OPERATING INCOME	71.2	72.6	202.6	203.5	374.8	373.9
Interest and other income	3.1	2.6	6.1	4.0	9.1	9.2
Income from unconsolidated affiliate	1.0	0.9	1.9	1.8	3.8	3.7
Interest expense	(14.3)	(15.1)	(28.8)	(29.8)	(56.9)	(55.8)
INCOME BEFORE INCOME TAXES	61.0	61.0	181.8	179.5	330.8	331.0
Income taxes	(21.6)	(21.8)	(69.5)	(65.1)	(120.9)	(118.9)
NET INCOME	$39.4	$39.2	$112.3	$114.4	$209.9	$212.1

EARNINGS PER COMMON SHARE
Basic	$0.22	$0.22	$0.64	$0.64	$1.20	$1.19
Diluted	$0.22	$0.22	$0.64	$0.64	$1.19	$1.19
Weighted-average common shares outstanding
Used in basic calculation	175.5	177.2	175.4	177.8	175.3	177.7
Used in diluted calculation	176.3	178.3	176.2	178.9	176.1	178.9
Dividends per common share	$0.18	$0.1625	$0.35	$0.325	$0.69	$0.64

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)

	3 Months Ended		6 Months Ended		12 Months Ended
	June 30,		June 30,		June 30,
	2013	2012	2013	2012	2013	2012
	(in millions)
Revenues from Unaffiliated Customers
Questar Gas	$140.1	$130.2	$558.4	$496.2	$921.9	$883.8
Wexpro	8.5	8.1	18.8	17.3	37.6	32.6
Questar Pipeline	47.0	50.1	95.3	100.6	197.8	199.2
Total	$195.6	$188.4	$672.5	$614.1	$1,157.3	$1,115.6

Revenues from Affiliated Companies
Questar Gas	$0.1	$1.0	$0.4	$1.8	$1.1	$3.3
Wexpro	74.3	69.6	147.1	135.3	285.9	266.9
Questar Pipeline	17.7	18.3	37.2	36.8	74.8	73.9
Total	$92.1	$88.9	$184.7	$173.9	$361.8	$344.1

Operating Income (Loss)
Questar Gas	$2.2	$1.5	$66.5	$63.3	$96.1	$92.9
Wexpro	41.4	39.7	81.2	76.9	162.4	152.0
Questar Pipeline	28.1	30.8	58.3	62.6	119.7	127.5
Corporate and other	(0.5)	0.6	(3.4)	0.7	(3.4)	1.5
Total	$71.2	$72.6	$202.6	$203.5	$374.8	$373.9

Net Income (Loss)
Questar Gas	$(1.2)	$(2.3)	$35.8	$32.6	$50.3	$44.9
Wexpro	28.4	25.8	54.7	50.1	108.5	99.3
Questar Pipeline	14.5	16.1	30.3	32.7	62.3	68.7
Corporate and other	(2.3)	(0.4)	(8.5)	(1.0)	(11.2)	(0.8)
Total	$39.4	$39.2	$112.3	$114.4	$209.9	$212.1

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)

	3 Months Ended		6 Months Ended		12 Months Ended
	June 30,		June 30,		June 30,
	2013	2012	2013	2012	2013	2012
QUESTAR GAS
Natural gas volumes (MMdth)
Residential and commercial sales	15.1	13.4	68.2	57.0	107.4	102.1
Industrial sales	0.9	1.2	2.1	2.4	4.4	5.1
Transportation for industrial customers	12.7	14.8	29.6	30.4	61.2	57.6
Total industrial	13.6	16.0	31.7	32.8	65.6	62.7
Total deliveries	28.7	29.4	99.9	89.8	173.0	164.8

Natural gas revenue (per dth)
Residential and commercial sales	$8.14	$8.48	$7.66	$8.09	$7.91	$7.94
Industrial sales	$6.47	$4.92	$6.15	$5.27	$6.25	$5.64
Transportation for industrial customers	$0.25	$0.18	$0.22	$0.18	$0.21	$0.20
Colder (warmer) than normal temperatures	(8%)	(18%)	13%	(14%)	—%	(9%)
Temperature-adjusted usage per customer (dth)	16.3	15.9	63.9	66.4	105.9	110.5
Customers at June 30, (thousands)	938	924

WEXPRO
Production volumes
Natural gas (Bcf)	14.8	14.3	30.2	29.3	58.4	55.3
Oil and NGL (Mbbl)	146	163	311	319	657	581
Oil and NGL sales price (per bbl)	$82.64	$80.70	$82.94	$84.36	$80.08	$81.73
Investment base at June 30, (in millions)	$546.9	$517.7

QUESTAR PIPELINE
Natural gas-transportation volumes (MMdth)
For unaffiliated customers	190.0	195.4	371.8	379.3	777.9	723.5
For Questar Gas	14.8	23.0	66.7	66.3	107.6	111.4
Total transportation	204.8	218.4	438.5	445.6	885.5	834.9

Transportation revenue (per dth)	$0.23	$0.22	$0.22	$0.22	$0.22	$0.23
Net firm-daily transportation demand at June 30, (Mdth)	5,028	4,969
Natural gas processing
NGL sales (Mbbl)	38	70	85	132	206	235
NGL sales price (per bbl)	$53.29	$58.32	$58.48	$65.47	$57.30	$69.05

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	June 30,	December 31,
	2013	2012	2012
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$16.8
Accounts and notes receivable, net	86.5	73.1	114.3
Unbilled gas accounts receivable	12.4	12.4	78.3
Inventories	45.5	59.3	63.5
Prepaid expenses and other	9.8	9.7	13.1
Current regulatory assets	36.0	25.2	46.7
Deferred income taxes - current	17.2	16.2	13.0
Total Current Assets	207.4	195.9	345.7
Property, Plant and Equipment	5,492.7	5,170.1	5,333.3
Accumulated depreciation, depletion and amortization	(2,089.0)	(1,959.3)	(2,016.3)
Net Property, Plant and Equipment	3,403.7	3,210.8	3,317.0
Investment in unconsolidated affiliate	25.9	27.1	26.5
Noncurrent regulatory and other assets	69.9	63.6	67.9
TOTAL ASSETS	$3,706.9	$3,497.4	$3,757.1

LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$0.5	$11.8	$—
Short-term debt	206.0	190.0	263.0
Accounts payable and accrued expenses	186.5	164.5	235.2
Current regulatory liabilities	8.0	5.1	5.8
Current portion of long-term debt and capital lease obligation	2.8	132.2	42.7
Total Current Liabilities	403.8	503.6	546.7
Long-term debt and capital lease obligation, less current portion	1,136.9	991.6	1,138.2
Deferred income taxes	667.4	566.0	603.4
Noncurrent regulatory and other liabilities	397.1	384.2	433.2
COMMON SHAREHOLDERS' EQUITY
Common Shareholders' Equity	1,101.7	1,052.0	1,035.6
TOTAL LIABILITIES AND COMMON SHAREHOLDERS' EQUITY	$3,706.9	$3,497.4	$3,757.1

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	6 Months Ended
	June 30,
	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$112.3	$114.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	99.5	93.6
Deferred income taxes	53.7	60.6
Share-based compensation	8.3	5.2
Net (gain) from asset sales	(0.1)	(2.6)
(Income) from unconsolidated affiliate	(1.9)	(1.8)
Distributions from unconsolidated affiliate and other	3.0	2.2
Changes in operating assets and liabilities	62.8	33.4
NET CASH PROVIDED BY OPERATING ACTIVITIES	337.6	305.0

INVESTING ACTIVITIES
Property, plant and equipment	(192.9)	(190.8)
Cash used in disposition of assets	(2.2)	(1.7)
Proceeds from disposition of assets	0.5	0.4
NET CASH USED IN INVESTING ACTIVITIES	(194.6)	(192.1)

FINANCING ACTIVITIES
Common stock	(1.3)	(53.0)
Long-term debt issuance costs	(1.7)	—
Long-term debt and capital lease obligation repaid	(40.3)	(0.4)
Change in short-term debt	(57.0)	(29.0)
Checks outstanding in excess of cash balances	0.5	11.8
Dividends paid	(61.4)	(57.8)
Tax benefits from share-based compensation	1.4	3.9
NET CASH USED IN FINANCING ACTIVITIES	(159.8)	(124.5)
Change in cash and cash equivalents	(16.8)	(11.6)
Beginning cash and cash equivalents	16.8	11.6
Ending cash and cash equivalents	$—	$—

QUESTAR CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

In addition to financial measures calculated in accordance with generally accepted accounting principles (GAAP), this press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they provide alternative methods for assessing the Company's ongoing operating results and cash flows. The Company's management uses these non-GAAP financial measures for the same purposes, and for planning and forecasting purposes. The presentation of non-GAAP financial measures is not meant to be a substitute for financial measures calculated in accordance with GAAP.

Management defines Adjusted EBITDA as net income (loss) before the following items: interest expense, income taxes, depreciation, depletion and amortization, net gain or loss from asset sales, abandonments and impairments, and other special items. Management believes Adjusted EBITDA is an important measure of the Company's cash flow and liquidity, and a key measure for comparing the Company's financial performance to other companies.

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended June 30, 2013:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$39.4	$(1.2)	$28.4	$14.5	$(2.3)
Interest expense	14.3	5.6	—	6.5	2.2
Income taxes	21.6	(0.9)	14.6	8.4	(0.5)
Depreciation, depletion and amortization	47.5	12.4	20.1	14.1	0.9
Net (gain) from asset sales	(0.1)	—	(0.1)	—	—
Adjusted EBITDA	$122.7	$15.9	$63.0	$43.5	$0.3

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended June 30, 2012:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$39.2	$(2.3)	$25.8	$16.1	$(0.4)
Interest expense	15.1	6.5	—	6.6	2.0
Income taxes	21.8	(1.5)	14.6	9.3	(0.6)
Depreciation, depletion and amortization	45.5	11.8	19.5	13.5	0.7
Net (gain) from asset sales	(0.4)	—	(0.3)	(0.1)	—
Adjusted EBITDA	$121.2	$14.5	$59.6	$45.4	$1.7